EXHIBIT 15


   Reading & Bates Corporation:



         We are aware that Reading & Bates Corporation has incorporated by reference in this Registration Statement its Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, which includes our report dated April 19, 1995 covering the unaudited interim financial information for the quarter ended March 31, 1995 and our report dated July 18, 1995 covering the unaudited interim financial information for the quarter
   ended  June  30,  1995,  respectively contained  therein.    Pursuant to
   Regulation C of the Securities Act of 1933, those reports are not considered a part of the Registration Statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

   /s/Arthur Andersen LLP

   ARTHUR ANDERSEN LLP

   Houston, Texas
   July 31, 1995